Exhibit 99.4

FIRST AMENDMENT TO CREDIT AGREEMENT

This First Amendment to Credit Agreement (the “Amendment”) is made as of August 31, 2005, between TITAHOTWO LIMITED PARTNERSHIP, RLLLP, a Colorado limited liability limited partnership (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”).

WHEREAS,

i.	Borrower and Bank entered into a Credit Agreement dated as of October 18, 2005 pursuant to which Bank made available to Borrower a Revolving Credit Line of $5,000,000.00 (the “Loan Agreement”);

ii.	Bank’s commitment to make loans under the Revolving Credit Line expires August 31, 2006; and Borrower has requested that the Loan Agreement be amended to extend such commitment to lend under the Revolving Credit Line; and

iii.	Bank is willing to take such action upon and subject to the terms and conditions in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Borrower and Bank agree as follows:

1.	Definitions. Capitalized terms used herein and in the recitals hereto, but not defined herein or therein, shall have the meanings given them in the Loan Agreement.

2.	Amendment to Loan Agreement. The Loan Agreement is amended as follows:

Section 1.1 is amended to change the definition of “Termination Date” to read as follows:

Termination Date means August 31, 2007 or such earlier date as may occur pursuant to Section 9 below.

3.	Representations and Warranties. Borrower hereby remakes each of the representations and warranties contained in Section 4 of the Loan Agreement as of the date of this Amendment, as if made in connection with this Amendment and the Loan Agreement, except that for purposes hereof the references in Section 4.1 of the Loan Agreement to financial statements dated as of or as at certain dates shall be deemed to be references to the financial statements of Borrower and Elizabeth C. Considine most recently delivered to Bank.

4.	Conditions Precedent. The foregoing amendments shall not be effective and Bank shall have no obligation to extend or increase the Revolving Credit Line until: (i) Borrower has delivered to Bank (a) this Amendment, and (b) an Amendment to Note and such other documents as Bank may require, each duly executed or otherwise in form satisfactory to Bank; and (ii) Borrower has paid Bank a commitment fee in the amount of $15,000.00, being three-tenths of one percent (0.30%) of the Maximum Amount as amended hereby from the date hereof to the new Termination Date, and any billed but unpaid interest, fees or expenses. The delivery of such documents and payment shall constitute Borrower’s representation to Bank that Borrower is not in default under the Loan Agreement, as amended, and that no event of default or event, which with the giving of notice or passage of time or both would become an event of default, has occurred.

5.	Entire Agreement. This Amendment and the Loan Agreement and the other documents delivered in connection herewith and therewith contain the entire agreement of the parties concerning the subject matter hereof and thereof. No promise, representation or understanding, which is not expressly set forth in, or incorporated into, either the Loan Agreement or this Amendment or such other documents, shall be enforceable by either party. All prior and contemporaneous understandings and agreements, written or oral, express or implied, shall be of no further force and effect to the extent inconsistent with the Loan Agreement or this Amendment

6.	Effectiveness. The Revolving Credit Line shall continue to be governed by and subject to all of the provisions of the Loan Agreement as amended hereby and any amounts presently outstanding under the Revolving Credit Line shall continue to be outstanding and shall be evidenced by the replacement Line Note. The Loan Agreement and all of the Collateral Documents, to which Borrower is a party, remain in full force and effect, except as amended hereby, and are hereby ratified and confirmed.

7.	Miscellaneous. (a) Borrower agrees to pay all of the expenses, including reasonable attorneys’ fees and expenses (including, but not limited to those incurred by in-house counsel) incurred by Bank in connection with this Amendment and any related documents. (b) This Amendment may be executed in different counterparts with the same effect as if the signatures thereon were in the same instrument, and will be effective upon delivery of all such counterparts to Bank. (c) This Amendment is governed by the laws of the State of Colorado. (d) Borrower hereby represents and warrants to and covenants with Bank that Bank’s liens, security interest, encumbrances and claims against the collateral described in the Collateral Documents are and shall continue to be prior and superior to any other liens, security interest, encumbrances or claims of any kind (except for any prior liens or security interest expressly permitted by the Loan Agreement or Collateral Documents). (e) Borrower shall take any additional actions and execute any additional documents and cause any third parties to take any additional actions and execute any additional documents reasonably requested by Bank to carry out the intent and purposes of this Amendment. (f) Any reference to “this Agreement” or “the Loan Agreement” in the Loan Agreement or in any promissory note, security agreement, guaranty, or other instrument relating to the Loan Agreement is deemed to be a reference to the Loan Agreement as amended hereby. (g) Borrower hereby releases, waives and forever discharges Bank, any affiliate of Bank, and their respective shareholders, directors, officers, employees, and agents from all claims, defenses, setoffs, counterclaims, causes of action, actions, suits or other legal proceedings of any kind existing or accrued as of the date of this Amendment.

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8.	JURY TRIAL WAIVER. BANK AND BORROWER EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE LOAN AGREEMENT, THE CREDIT EXTENDED THEREUNDER, ANY COLLATERAL PROPERTY SECURING SUCH CREDIT, OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR THE LOAN AGREEMENT.

IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed the date first set forth above.

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:	/s/ George E. Adams
George E. Adams, III
Senior Vice President

TITAHOTWO LIMITED PARTNERSHIP, RLLLP.
a Colorado limited liability limited partnership

By:	/s/ Terry Considine
Terry Considine, General Partner

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